UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 9, 2006

RESTORATION HARDWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24261	68-0140361
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

15 Koch Road, Suite J, Corte Madera, California		94925
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 924-1005

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 9, 2006, Restoration Hardware, Inc. (the “Company”) appointed Ken Dunaj as Chief Operating Officer of the Company.  The Company entered into an employment letter with Mr. Dunaj.  A summary of the material terms of the employment letter is set forth below.

Base Pay.  Mr. Dunaj’s annual base salary will be $450,000 per year.

Bonus.  Subject to the terms of the employment letter, Mr. Dunaj will receive a signing bonus of $100,000, and he is guaranteed a minimum bonus of $200,000 for fiscal 2006.  Mr. Dunaj also will be eligible to participate in the Company’s Management Incentive Program and his eligibility range will be up to (i) 25% of his base salary upon achievement of certain minimum bonus threshold performance goals, (ii) 50% of his base salary upon achievement of certain target bonus threshold performance goals, and (iii) 75% of his base salary upon achievement of stretch bonus threshold performance goals, in each case as determined by the board of directors or the compensation committee.  Mr. Dunaj’s guaranteed bonus amount, other than his signing bonus, for fiscal 2006 will be credited against any actual bonuses received by Mr. Dunaj for such year.

Stock Options.  Mr. Dunaj will receive stock options to purchase 400,000 shares of the Company’s common stock pursuant to the Company’s 1998 Stock Incentive Plan.  The exercise price of the options will be determined by the closing price of the Company’s common stock on the effective date of the grant, which will be the commencement date of Mr. Dunaj’s employment with the Company.  The options will vest over four years, with 25% of the shares subject to the options vesting on each anniversary of the grant date.

Severance.  Should Mr. Dunaj’s employment be terminated by the Company not for cause, other than in connection with a change of control of the Company, Mr. Dunaj will receive salary continuation for a period of one year from such termination date.  Should there be a change of control of the Company and Mr. Dunaj’s employment is, within 12 months thereafter, subject to an involuntary termination by the Company, he will receive, in lieu of any other severance pursuant to the employment letter, salary continuation for a period of one year from such termination date and his initial stock options will vest in full.  Mr. Dunaj’s entitlement to any severance payments and acceleration of his stock options, if applicable, will be contingent upon his execution of a written release.  Further, Mr. Dunaj has agreed that, for a period of one year following the effective date of his resignation from the Company or the termination of his employment by the Company, he will not work in a capacity that would compete directly with the Company and he shall not solicit any employees or customers of the Company during such period.  In the event that Mr. Dunaj breaches this obligation, all severance and other benefits shall cease.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 9, 2006, the Company appointed Ken Dunaj as Chief Operating Officer of the Company.  Mr. Dunaj, age 39, most recently served as Senior Vice President, Global Logistics, for Williams-Sonoma Inc., a specialty retailer of products for the home, from August 2005 until May 2006.  From September 2000 to August 2005, Mr. Dunaj held various other operations positions at Williams-Sonoma, including Vice President, Distribution.  Prior to joining Williams-Sonoma, Mr. Dunaj held executive positions at Toysrus.com, Genesis Direct Inc., Reebok International, Ltd. and Nike, Inc.

John W. Tate, who has served as Executive Vice President and Chief Operating Officer of the Company since August 2004, resigned from his positions with the Company on May 9, 2006 in connection with Mr. Dunaj’s appointment as the new Chief Operating Officer of the Company.   Mr. Tate will transition to a consulting role with the Company.

The Company entered into an employment letter with Mr. Dunaj.  The material terms of the employment letter are summarized above in Item 1.01.

The Company issued a press release regarding Mr. Dunaj’s appointment on May 10, 2006.  The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.	Description
99.1	Press release issued by Restoration Hardware, Inc. dated May 10, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESTORATION HARDWARE, INC.

Dated: May 10, 2006	By:	/s/ Chris Newman
Chris Newman
Senior Vice President and Chief
Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press release issued by Restoration Hardware, Inc. dated May 10, 2006